Exhibit 99.1

Underwriters Exercise Over-Allotment Option Granted by Neutral Tandem, Inc. in Connection with

Secondary Offering of Common Stock by Certain Selling Stockholders

CHICAGO—April 21, 2008—Neutral Tandem, Inc. (NASDAQ: TNDM) (“Neutral Tandem” or the “Company”) announced today the underwriters’ partial election to exercise the over-allotment option granted by the Company in connection with its secondary offering. The underwriters are purchasing an additional 372,243 shares of the Company’s common stock at a price to the public of $18.00 per share. All of the shares are being sold by certain selling stockholders of the Company. The selling stockholders include entities affiliated with Doll Capital Management, New Enterprise Associates and certain other selling stockholders. Neutral Tandem will not receive any proceeds from the sale of the shares but will pay certain expenses related to the offering.

Morgan Stanley & Co. Incorporated acted as the sole book-running manager for the offering. Oppenheimer & Co. Inc. acted as joint lead manager and Raymond James & Associates, Inc., Thomas Weisel Partners LLC, Robert W. Baird & Co. Incorporated and William Blair & Company, LLC acted as co-managers.

A registration statement relating to the offering was filed and declared effective by the Securities and Exchange Commission. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014; Attention: Prospectus Department or by email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem services to wireless, wireline, cable and broadband providers. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of December 31, 2007, Neutral Tandem was capable of connecting approximately 255 million telephone numbers assigned to carriers. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

Neutral Tandem Media Contact:

Neutral Tandem, Inc., Chicago

Gerard Laurain, (312) 384-8041

glaurain@neutraltandem.com